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                                                        EXHIBIT 4.1


                                    FORM OF

                          THE LINCOLN ELECTRIC COMPANY

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                           AS PROPOSED TO BE AMENDED

                 ARTICLE FIRST: The name of the Corporation shall be THE LINCOLN ELECTRIC COMPANY.

                 ARTICLE SECOND: The place in the State of Ohio where its principal office is located is the City of Cleveland, Cuyahoga County.

                 ARTICLE THIRD: The Corporation is formed for the purpose of manufacturing, repairing, buying, selling and dealing in all varieties and kinds of electrical machinery, tools and appliances, and doing all things necessary and incident thereto.

                 ARTICLE FOURTH: Section 1. The maximum number of shares which the Corporation is authorized to have outstanding is sixty-two million (62,000,000), consisting of thirty million (30,000,000) Common Shares, without par value ("Common Shares"), thirty million (30,000,000) Class A Common Shares, without par value ("Class A Common Shares") and two million (2,000,000) Class B Common Shares, without par value ("Class B Common Shares"). The shares of each class shall have the express terms set forth in this Article Fourth.

         Upon the Certificate of Amended and Restated Articles of Incorporation setting forth these amendments becoming effective pursuant to the Ohio General Corporation Law (the "Effective Time"), and without any further action on the part of the Corporation or its shareholders, (i) each whole share of Common Stock, without par value ("Old Common Stock") then issued shall automatically be changed and converted into one fully paid and nonassessable Common Share,
(ii) each whole share of Class A Common Stock, without par value ("Old Class A Common Stock") then issued shall automatically be changed and converted into one fully paid and nonassessable Class B Common Share, (iii) certificates representing Old Common Stock outstanding prior to the Effective Time shall be deemed to represent the same number of Common Shares, and (iv) certificates representing Old Class A Common Stock outstanding prior to the Effective Time shall be deemed to represent the same number of Class B Common Shares.

         The powers, preferences and rights of the Common Shares, Class A Common Shares and Class B Common Shares (collectively, from and after the Effective Time, the "Common Equity") and the qualifications, limitations and restrictions thereof, shall in all respects be identical, except as otherwise required by law or as expressly provided in these Amended and Restated Articles of Incorporation.
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                 Section 2.  Voting.

                 Section 2.1. Each shareholder of the Corporation shall be entitled to one vote for each Common Share and each Class B Common Share standing in such shareholder's name on the books of the Corporation. Except as otherwise required by statute, the holders of Common Shares and Class B Common Shares shall vote together as one class on all matters.


                 Section 2.2. The holders of Class A Common Shares shall not be entitled to vote on any matter submitted to shareholders for their vote, consent, waiver, release or other action except as required by statute.

                 Section 3. Dividends. Dividends may be declared and paid to the holders of Common Shares, Class A Common Shares and Class B Common Shares in cash, property, or other securities of the Corporation (including shares of any class whether or not shares of such class are already outstanding) out of funds legally available therefor. No dividend shall be paid on the outstanding Common Shares, Class A Common Shares or Class B Common Shares unless an equal dividend per share is paid on each of the outstanding Common Shares, Class A Common Shares and Class B Common Shares subject to the following:

                          (a) no cash dividend shall be declared or paid on one class of Common Equity unless a cash dividend of the same amount per share is simultaneously declared and paid on the other classes of Common Equity;

                          (b) dividends payable on the Common Equity in capital stock shall be made to all holders of Common Equity provided that: (i) such a dividend on Class A Common Shares shall be paid or made only in Class A Common Shares;
                                  (ii) such a dividend on Class B Common Shares shall be paid or made only in the same class of Common Equity as paid on the Common Shares; and (iii) a dividend on Class A Common Shares paid or made in Class A Common Shares and a dividend on Common Shares and Class B Common Shares paid or made in either Common Shares, Class A Common Shares or Class B Common Shares (consistent with (ii) above) shall be deemed an equal dividend per share within the meaning of this Section 3 if paid in the same proportion regardless of the fair market value of such shares received in payment of such dividend.
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                 Section 4.  Merger, Consolidation, Combination or Dissolution
of the Corporation. In the event of merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity) or in the event of dissolution of the Corporation, holders of Class A Common Shares shall be entitled to receive in respect of each Class A Common Share the same indebtedness, other securities, cash, rights, or any other property, or any combination of shares, evidences of indebtedness, securities, cash, rights or any other property, as holders of Common Shares and Class B Common Shares shall be entitled to receive in respect to each share.

                 Section 5. Splits or Combinations of Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding Common Shares, Class A Common Shares or Class B Common Shares, the outstanding shares of the other such classes shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other classes that have been split, subdivided or combined.

                 Section 6. Change in Number of Authorized Class A Common Shares. The number of authorized Class A Common Shares may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the aggregate number of outstanding Common Shares and Class B Common Shares entitled to vote in the election of directors voting as a single class.

                 Section 7. No Preemptive Rights. No shareholder of the Corporation shall have any preemptive right as such shareholder to subscribe for or purchase shares of the Corporation.

                 Section 8.  Restrictions on Transfer of Class B Common Shares.

                 Section 8.1. No sale, assignment, transfer, pledge, encumbrance or any other disposition of any Class B Common Shares may be made, except upon compliance with the provisions of Sections 8.1 through 8.4 of this Article Fourth (or the exception set forth in Section 8.2(b) below). Any purported or attempted disposition of the Class B Common Shares other than as permitted by this Article Fourth shall be void, and the last shareholder of record who acquired such shares in a manner not contrary to this Article Fourth shall be recognized as the holder of such shares for all purposes.

                 Section 8.2. The Corporation shall have the sole, exclusive and unrestricted right, option and privilege to purchase, upon the occurrence of any of the events set forth below, any or all of the Class B Common Shares in a manner and at
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a price per share current at the time of the purchase of said shares as determined pursuant to the terms and provisions of Section 8.3 and 8.4 of this Article Fourth. The events are:

                 (a)      the death of a holder of Class B Common Shares; and

                 (b) the determination of a holder of Class B Common Shares to sell, assign, transfer, pledge, give, encumber or in any other way dispose of all or any of said shares, except for any such disposition in the form of a distribution from The Lincoln Electric Company Employee Stock Ownership Plan ("Plan") pursuant to the terms and conditions of the Plan.

                 Section 8.3. Upon the occurrence of either of the events specified in Section 8.2 above, the holder of Class B Common Shares, or the personal representative of said holder's estate, as the case may be, shall notify the Corporation in writing of the occurrence of any such event. If the Corporation shall elect to exercise any such right, option or privilege, it shall, not later than ninety (90) days after it shall have received written notice from the holder of Class B Common Shares or the personal representative of said holder's estate, as the case may be, of the occurrence of any such event, send written notice thereof to said holder or the personal representative of said holder's estate, as the case may be, of such shares at his or her last address as shown on the stock transfer records of the Corporation, or, in the event of the death of said holder, to such other address as may be so specified in the notice. The Corporation shall pay the purchase price (as determined pursuant to the terms and provisions of Section
8.4 of this Article Fourth) to the holder of such shares, or in the event of the death of said holder, to the personal representative of said holder's estate, immediately upon the delivery to the Corporation of the certificate or certificates representing the Class B Common Shares, duly endorsed for transfer and delivery to the Corporation, its successors, assigns or nominees. Upon delivery of the Corporation's written notice, all rights in and to the Class B Common Shares shall be vested solely in the Corporation, its successors, assigns or nominees. If the Corporation does not exercise its right to purchase any or all of the Class B Common Shares pursuant to the terms and provisions of this Article Fourth, such shares may be freely disposed of by the holder thereof or the personal representative of said holder's estate, as the case may be, not more than ninety (90) days after the expiration of the Corporation's repurchase period; provided, however, that any such Class B
Common Shares so disposed of shall continue to be subject to the terms and provisions of this Article Fourth. Any Class B Common Shares not so disposed of
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shall continue to be subject in all respects to the restrictions and provisions contained in this Article Fourth.

                 Section 8.4. The price, rounded to the nearest dollar, at which any Class B Common Share shall be bought or sold pursuant to the terms and provisions of this Article Fourth shall be:

                 (a) the book value of such share in effect on the date of receipt by the Corporation of the above-described written notice, plus

                 (b) the accrued unpaid dividends with respect to such share which were considered liabilities in determining book value.

The book value used for this purpose shall be established each April 30 for the 12-month period, May 1 - April 30, following that date and shall be the book value as of the immediately preceding December 31 as shown in the Corporation's Audited Consolidated Financial Statements.

                 Section 8.5. Any Class B Common Shares purchased by the Corporation pursuant to this Article Fourth shall be retired and restored to the status of authorized and unissued shares.

                 Section 8.6. All share certificates representing Class B Common Shares shall contain a reference to the restrictions and provisions contained in this Article Fourth.

                 Section 9.  Class A Common Shares Protection Provisions.

                 Section 9.1. If, after the Effective Time, a Person or group, as defined in Section 9.11, acquires beneficial ownership of shares representing 15% or more of the number of then outstanding Common Shares and such Person or group (a "Significant Shareholder") does not then beneficially own an equal or greater percentage of all then outstanding Class A Common Shares, all of which Class A Common Shares must have been acquired by such Significant Shareholder after the first issuance by the Corporation of Class A Common Shares (the "Distribution Date"), such Significant Shareholder must, within a ninety (90) day period beginning the day after becoming a Significant Shareholder, make a public cash tender offer in compliance with all applicable laws and regulations to acquire additional Class A Common Shares as provided in this Section 9 of Article Fourth (a "Class A Protection Transaction").

                 Section 9.2. In each Class A Protection Transaction, the Significant Shareholder must make a public tender offer to acquire that number of additional Class A Common Shares
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determined by (i) multiplying the percentage of the number of outstanding
Common Shares beneficially owned and acquired after the Effective Time by such Significant Shareholder by the total number of Class A Common Shares outstanding on the date such Person or group became a Significant Shareholder, and (ii) subtracting therefrom the excess (if any) of the number of Class A Common Shares beneficially owned by such Significant Shareholder on the date such Person or group became a Significant Shareholder (including shares acquired at or prior to the time such Person or group became a Significant Shareholder) over the number of Class A Common Shares beneficially owned on the Distribution Date (as adjusted for stock splits, stock dividends and similar recapitalization). The Significant Shareholder must acquire all shares validly tendered; or if the number of Class A Common Shares tendered to the Significant Shareholder exceeds the number of shares required to be acquired pursuant to this Section 9.2, the number of Class A Common Shares acquired from each tendering holder shall be pro rata based on the percentage that the number of shares tendered by such shareholder bears to the total number of shares tendered by all tendering holders.

                 Section 9.3. The offer price for any Class A Common Shares required to be purchased by the Significant Shareholder pursuant to this
Section 9 shall be the greatest of (i) the highest price per share paid by the Significant Shareholder for any Common Shares or Class A Common Shares during the six-month period ending on the date such Person or group became a Significant Shareholder, (ii) the highest reported sale price of a Common Share or Class A Common Share on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market System (or such other securities exchange or quotation system as is then the principal trading market for such shares) during the 30 day period preceding such Person or group becoming a Significant Shareholder, and (iii) the highest reported sale price of a Common Share or Class A Common Share on the NASDAQ National Market System (or such other securities exchange or quotation system as is then the principal trading market for such shares) on the business day preceding the date the Significant Shareholder makes the tender offer required by this Section 9. For purposes of Section 9.4, the applicable date for each calculation required by clauses (i) and (ii) of the preceding sentence shall be the date on which the Significant Shareholder becomes required to engage in the subsequent Class A Protection Transaction for which such calculation is required. In the event that the Significant Shareholder has acquired Common Shares or Class A Common Shares in the six month period ending on the date such Person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per Common Share or Class A Common Share shall be as determined in good faith by the Board of Directors.
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                 Section 9.4.  A Class A Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires after the Effective Time beneficial ownership of additional Common Shares equal to or greater than the next higher integral multiple of 5% in excess of 15% (e.g., 20%, 25%, 30%, etc.) of the number of outstanding Common Shares if such Significant Shareholder does not then own an equal or greater percentage of the Class A Common Shares (all of which Class A Common Shares must have been acquired by such Significant Shareholder after the Distribution Date). Such Significant Shareholder shall be required to make a public cash tender offer to acquire that number of Class A Common Shares prescribed by the formula set forth in Section 9.2, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in Section 9.2, at the price determined pursuant to Section 9.3, even if a previous Class A Protection Transaction resulted in fewer Class A Common Shares being tendered than required in the previous offer.

                 Section 9.5. If any Significant Shareholder fails to make an offer required by this Section 9, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Shareholder shall not be entitled to vote any Common Shares beneficially owned by such Significant Shareholder unless and until such requirements are complied with or unless and until all Common Shares causing such offer requirement to be effective are no longer beneficially owned by such Significant Shareholder. The requirement to engage in a Class A Protection Transaction is satisfied by the making of the requisite offer and purchasing validly tendered shares pursuant to this Section 9, even if the number of shares tendered is less than the number of shares included in the required offer.

                 Section 9.6. The Class A Protection Transaction requirement shall not apply to any increase in percentage beneficial ownership of Common Shares resulting solely from a change in the aggregate number of Common Shares outstanding, provided that any acquisition after such change which results in any Person or group beneficially owning fifteen percent (15%) or more of the number of outstanding Common Shares (or an additional 5% or more of the number of Common Shares after the last acquisition which triggered the requirement for a Class A Protection Transaction) shall be subject to any Class A Protection Transaction requirement that would be imposed pursuant to this Section 9.

                 Section 9.7. In connection with Sections 9.1 through 9.4 of this Section 9, the following Common Shares shall be excluded for the purpose of determining the shares beneficially owned by such Person or group but not for the purpose of determining shares outstanding:
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                 (a)      shares beneficially owned by such Person or group at
                          the Effective Time;

                 (b) shares acquired by will or by the laws of descent and distribution, or by gift that is made in good faith and not for the purpose of circumventing this Section 9 or by foreclosure of a bona fide loan;

                 (c) shares acquired upon issuance or sale by the Corporation;

                 (d) shares acquired by operation of law (including a merger or consolidation effected for the purpose of recapitalizing such Person or reincorporating such Person in another jurisdiction but excluding a merger or consolidation effected for the purpose of acquiring another Person);

                 (e) shares acquired in exchange for Class A Common Shares by a holder of Class A Common Shares (or by a parent, lineal descendant or donee of such holder of Class A Common Shares who received such Class A Common Shares from such holder) if the Class A Common Shares so exchanged were acquired by such holder directly from the Corporation as a dividend on Common Shares; and

                 (f) shares acquired by a plan of the Corporation qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, or acquired by reason of a distribution from such a plan.

                 Section 9.8. In connection with Sections 9.1 through 9.4 of this Section 9, for purposes of calculating the number of Class A Common Shares beneficially owned by any Persons or group:

                 (a) Class A Common Shares acquired by gift shall be deemed to be beneficially owned by such Person or member of a group if such gift was made in good faith and not for the purpose of circumventing the operations of this Section 9; and

                 (b) only Class A Common Shares owned of record by such Person or member of a group or held by others as nominees of such Person or member of a group and identified as such to the Corporation shall be deemed to be beneficially owned by such Person or group (provided that Class A Common Shares with respect to which such Person or member of a group
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                          has sole investment and voting power shall be
                          deemed to be beneficially owned thereby).

                 Section 9.9. To the extent that the voting power of any Common Share cannot be exercised pursuant to this Section 9, that Common Share shall not be included in the determination of the voting power of the Corporation for any purpose under these Amended and Restated Articles of Incorporation or the Ohio Revised Code.

                 Section 9.10. All calculations with respect to percentage beneficial ownership of issued and outstanding shares of either Common Shares or Class A Common Shares will be based upon the numbers of issued and outstanding shares reflected in either the records of or a certificate from the Corporation's stock transfer agent or reported by the Corporation on the last to be filed of (i) the Corporation's most recent Annual Report on Form 10-K,
(ii) its most recent Quarterly Report on Form 10-Q, (iii) its most recent Current Report on Form 8-K, (iv) its most recent report on Form 10-C, and (v) its most recent definitive proxy statement filed with the Securities and Exchange Commission.

                 Section 9.11. For purposes of this Section 9, the term "Person" means any individual, partnership, corporation, association, trust, or other entity (other than the Corporation). Subject to Sections 9.7 and 9.8, "beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation and the formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation, subject to the following qualifications:

                 (a) relationships by blood or marriage between or among any Persons will not constitute any of such Persons as a member of a group with such other Person, absent affirmative attributes of concerted action; and

                 (b) any Person acting in his official capacity as a director or officer of the Corporation shall not be deemed to beneficially own shares where such ownership exists solely by virtue of such Person's status as a trustee (or similar position) with respect to shares held by plans or trusts for the general benefit of employees or former employees of the Corporation, and actions taken or agreed to be taken by a Person in such Person's official capacity as an officer or director of the Corporation will not cause such Person to become a member of a group with any other Person.
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                 Section 10.  Conversion of Class A Common Shares.  Each
outstanding Class A Common Share (whether or not then issued) shall convert automatically into one Common Share upon the earliest to occur of:

                 (a) any time the aggregate of the outstanding Common Shares and Class B Common Shares as reflected on the stock transfer records of the Corporation is less than 20% of the aggregate number of outstanding Common Shares, Class A Common Shares and Class B Common Shares. For purposes of the immediately preceding sentence, any Common Shares, Class A Common Shares or Class B Common Shares repurchased by the Corporation and held as treasury shares or cancelled by the Corporation shall not be deemed "outstanding" from and after the date of repurchase;

                 (b) the date ("Conversion Date") which shall be ten years from the Distribution Date of the Class A Common Shares as defined in Section 9.1; provided, however, that the Board of Directors by resolution adopted by two-thirds of the entire number of Directors then in office no earlier than thirty months and no later than twenty-four months prior to the initial or any subsequently established Conversion Date may extend the Conversion Date for an additional five years.
                          Any such new Conversion Date and all subsequently extended Conversion Dates may be extended in like manner and for a like period; and

                 (c) upon resolution by the Board of Directors if, as a result of the existence of the Class A Common Shares, either the Common Shares or Class A Common Shares is, or both are, excluded from quotation on the NASDAQ National Market System, and all other national quotation systems then in existence and are excluded from trading on all the principal national securities exchanges then in existence.

Upon such conversion, the total number of Common Shares the Corporation shall have authority to issue shall be 60,000,000 shares, and the total number of Class A Common Shares shall be zero (0) shares and all references to Class A Common Shares shall be of no further force or effect. In making the determination referred to in (a) or (c) of this Section 10, the Board of Directors may conclusively rely on any information or documentation available to it, including but not limited to filings made with the United States Securities and Exchange Commission, any stock exchange, the National Association of Securities Dealers, Inc. or any national quotation system or any
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other government or regulatory agency, or the records of or certification from the Corporation's stock transfer agent. At such time as set forth in (a), (b) or (c) of this Section 10, the Class A Common Shares shall be deemed to be automatically converted into Common Shares and stock certificates formerly representing Class A Common Shares shall thereupon and thereafter be deemed to represent a like number of Common Shares. The determination of the Board of Directors that either (a) or (c) of this Section 10 has occurred shall be conclusive and binding and the conversion of each Class A Common Share into one Common Share shall remain effective regardless of whether either (a) or (c) has occurred in fact.

                 ARTICLE FIFTH: The Board of Directors of the Corporation is hereby authorized to fix in its discretion at any time and from time to time the amount of consideration for which the Corporation may from time to time issue its shares whether now or hereafter authorized, and whether or not greater consideration could be received upon the issue and sale of the same number of shares of another class and as otherwise permitted by law.

                 ARTICLE SIXTH: The Corporation may from time to time pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine without regard to whether less consideration could be paid upon the purchase of the same number of shares of another class, subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

                 ARTICLE SEVENTH: The holders of shares of the Corporation shall not be entitled to cumulative voting rights in elections of Directors.

                 ARTICLE EIGHTH: Section 1. A higher than majority shareholder vote for certain Business Combinations (as defined below) shall be required as follows:

                 A. In addition to any affirmative vote required by law or these Articles or the terms of any series of Preferred Stock or any other securities of the Corporation and except as otherwise expressly provided in Section 2 of this Article
                 Eighth:

                          (1)     any merger or consolidation of the
                          Corporation or any Subsidiary with (i) any Interested Shareholder or with (ii) any other corporation (whether or not itself an Interested
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                          Shareholder) which is, or after such merger or
                          consolidation would be, an Affiliate or Associate of an Interested Shareholder;

                          (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions whether or not related) to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) of any assets of the Corporation or a Subsidiary having an aggregate Fair Market Value of $1,000,000 or more;

                          (3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions whether or not related) to or with the Corporation or a Subsidiary of any assets of an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) having an aggregate Fair Market Value of $1,000,000 or more;

                          (4) the issuance or sale by the Corporation or any Subsidiary (in one transaction or a series of transactions whether or not related) of any securities of the Corporation or of any Subsidiary to an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more except an issuance of securities upon conversion of convertible securities of the Corporation or of a Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate or Associate) from the Corporation or a Subsidiary;

                          (5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder; or

                          (6) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation or a Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity

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                          securities of the Corporation or a Subsidiary which
                          is directly or indirectly owned by any Interested Shareholder or an Affiliate or Associate of an Interested Shareholder;

                 shall require the affirmative vote of (i) the holders of at least two-thirds of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an annual election of Directors or entitled by law or by the terms of the capital stock to vote on the transaction in question (the "Voting Shares") and
                 (ii) the holders of at least two-thirds of the combined voting power of the then outstanding Voting Shares held by Disinterested Shareholders, in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, by any other provisions of these Articles or by the terms of any series of Preferred Stock or any other securities of the Corporation.

                 B. The term "Business Combination" as used in this Article Eighth shall mean any transaction which is referred to in any one or more of clauses (1) through (6) of paragraph A of
                 Section 1 of this Article Eighth.

                 Section 2. The provisions of Section 1 of this Article Eighth shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provisions of these Articles, the terms of any of the classes or series of Common Equity of the Corporation or of any of the classes or series of capital stock of the Corporation entitled to a preference over the Common Equity as to dividends or upon liquidation, or the terms of any other securities of the Corporation, if all of the conditions specified in either of the following paragraphs A or B are met:

                 A. The Business Combination shall have been approved by a majority of the Disinterested Directors; or

                 B.  All the following six conditions shall have been met:

                          (1) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Equity in exchange for their Common Equity, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Equity in such Business Combination shall be at least equal to the highest of the following:

                                  (a)  (if applicable) the highest per share
                                  price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Equity beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                  (b)  the Fair Market Value per share of
                                  Common Equity on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher; and

                                  (c)  (if applicable) the price per share
                                  equal to the Fair Market Value per share of Common Equity determined pursuant to clause
                                  (b) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Equity beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Equity on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Common Equity, whether or not such Shareholder was an Interested Shareholder on that day.

                          (2) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Shares other than Common Equity, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of such Voting Shares shall be at least equal to the highest of the following (it being intended that the requirements of this clause B(2) shall be required to be met with respect to every class of outstanding Voting Shares, whether or not the Interested Shareholder beneficially owns any shares of a particular class of Voting Shares):

                                  (a)  (if applicable) the highest per share
                                  price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Shares beneficially owned by the Interested Shareholder which were acquired (x) within the two-year period immediately prior to the Announcement Date or
                                  (y) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                  (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                                  (c)  the Fair Market Value per share of such
                                  class of Voting Shares on the Announcement
                                  Date or on the Determination Date, whichever is higher; and

                                  (d)  (if applicable) the price per share
                                  equal to the Fair Market Value per share of such class of Voting Shares determined pursuant to clause (c) immediately preceding, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Shares beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Voting Shares on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of such class of Voting Shares, whether or not such Shareholder was an Interested Shareholder on that day.

                          (3) The consideration to be received by holders of a particular class of Voting Shares or Common Equity shall be in cash or in the same form as was previously paid in order to acquire shares of such class of shares which are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class of shares which were acquired with varying forms of consideration, the form of consideration to be received by the holders of such class of shares shall be either cash or the form used to acquire the largest number of shares of such class of Voting Shares beneficially owned by it. The prices determined in accordance with clauses (1) and (2) of paragraph B of this Section 2 shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination of shares or similar event.

                          (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

                                  (a)  except as approved by a majority of the
                                  Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock or other capital stock entitled to a preference over the Common Equity as to dividends or upon liquidation;

                                  (b)  except as approved by a majority of the
                                  Disinterested Directors, there shall have been (x) no reduction in the annual amount of dividends paid on the Common Equity (except as necessary to reflect any subdivision of the Common Equity) and (y) no failure to increase the annual amount of dividends as necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding shares of the Common Equity;

                                  (c)  such Interested Shareholder shall not
                                  have become the beneficial owner of any
                                  additional Voting Shares except as part of the transaction in which it became an Interested Shareholder; and

                                  (d) there shall have always been at least four (4) Disinterested Directors on the Board of Directors.

                          (5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                          (6) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules, regulations or subsequent provisions).

                 Section 3.  For purposes of this Article Eighth:

                 A. A "person" shall mean any individual, a partnership, a corporation, an association, a trust or other entity.

                 B. "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary or any employee benefit plan or trust of the Corporation or any Subsidiary) who or which:

                          (1) is at such time the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Voting Shares;

                          (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent (5%) or more of the voting power of the Voting Shares; or

                          (3) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder (as defined in (1) and (2) above), if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                 C. "Disinterested Shareholder" shall mean a shareholder of the Corporation who is not an Interested Shareholder (or an Affiliate or an Associate of an Interested Shareholder) who is involved, directly or indirectly, in the proposed Business Combination in question, except that as used in Section 6 of this Article Eighth, the term "Disinterested Shareholder" shall mean a shareholder of the Company who is not an Interested Shareholder.

                 D.       A person shall be a "beneficial owner" of any Voting
                 Shares:

                          (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

                          (2) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                          (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

                 E. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of Voting Shares deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of paragraph D of this Section 3 but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

                 F. "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Associate", which is used to indicate a relationship with any person, means (1) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

                 G. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                 H. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with, and not a representative or nominee of, the Interested Shareholder who is involved, directly or indirectly, in the proposed Business Combination in question, and was (a) a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder or (b) recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

                 I. "Fair Market Value" means: (a) in the case of stock, the highest closing sale price (or closing bid price for any day on which a closing sale price is not available) during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ or any other system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith. If different classes of Common Equity of the Corporation have different Fair Market Values based on the determinations to be made under subsection (a), then the term "Fair Market Value" of Common Equity shall mean the highest value then ascribed to a share of any of the various classes of Common Equity.

                 J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B of Section 2 of this Article Eighth shall include the shares of Common Equity and the shares of any other class of outstanding Voting Shares retained by the holders of such shares.

                 Section 4. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purpose of this Article Eighth, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder, (2) the number of Voting Shares beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the requirements of Section 2 of this Article Eighth have been met with respect to any Business Combination, and
(5) whether the assets which are subject to any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

                 Section 5. Nothing contained in this Article Eighth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                 Section 6. In addition to any requirements of law and any other provisions of these Articles or the terms of any class or series of capital stock of the Corporation entitled to a preference over the Common Equity as to dividends or upon liquidation, or the terms of any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or any such terms), the affirmative vote of

                 A. the holders of two-thirds or more of the combined voting power of the Voting Shares, voting together as a single class, and

                 B. two-thirds of the combined voting power of the Voting Shares held by the Disinterested Shareholders, voting together as a single class, shall be required to amend, alter or repeal or adopt any provision inconsistent with, this Article Eighth.


                 ARTICLE NINTH: The foregoing Amended and Restated Articles of Incorporation hereby supersede existing Amended Articles of Incorporation as heretofore amended.